COMPANY CONTACT:         FOR IMMEDIATE RELEASE
Jeff Magids
Director of Finance & Investor Relations
(281) 874-2700, (888) 991-SBOW

SilverBow Resources Publishes Inaugural SASB/GRI-Aligned ESG Metrics

Houston, TX – December 15, 2022 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) announced today the publication of certain environmental, social and governance (“ESG”) metrics related to the Company’s 2021 ESG performance. The disclosures align with the Sustainability Accounting Standards Board (“SASB”) recommendations for the Oil and Gas – Exploration and Production industry and select Global Reporting Initiative (“GRI”) governance standards. Please visit the Company’s website at https://www.sbow.com/responsibility/overview/default.aspx to find SilverBow’s 2021 SASB and GRI disclosures, including a letter from the Chief Executive Officer.
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “Responsible stewardship of our environment, our employees and our communities is ingrained in SilverBow’s culture. We have consistently prioritized employee safety and environmentally friendly operations, and the publication of today’s ESG disclosures ensures that our actions are provided to external parties in a clear and standardized manner. Looking ahead, we will expand upon today’s ESG disclosures with the publication of our inaugural Sustainability Report in 2023.”
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release and the Company’s 2021 SASB and GRI disclosures cross-referenced herein contain “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release and the cross-referenced report will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. The forward-

looking statements, other than statements of historical fact, included in this release and the disclosures cross-referenced herein concern the Company’s goals and expectations regarding corporate responsibility, sustainability, employees, environmental matters, policy, philanthropy, and business risks and opportunities. These goals and expectations are subject to the risks and uncertainties described in detail in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements speak only as of the date of this release. You should not place undue reliance on these forward-looking statements.